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                                                                       Exhibit P

                       CERTIFICATE OF THE SOLE STOCKHOLDER
                    OF PREFERRED INCOME STRATEGIES FUND, INC.

      Fund Asset Management, L.P. ("FAM"), the holder of 4,189 shares of common stock, par value $0.10 per share, of Preferred Income Strategies Fund, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

                                                FUND ASSET MANAGEMENT, L.P.

                                                By: /s/ Donald C. Burke
                                                    ----------------------------
                                                    Name: Donald C. Burke
                                                    Title: First Vice President

Dated: March 25, 2003